Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Cohen & Steers Future of Energy Fund, Inc. of our report dated January 22, 2026, relating to the financial statements and financial highlights which appears in Cohen & Steers Future of Energy Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended November 30, 2025. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 2, 2026